ALDA PHARMACEUTICALS CORP.

635 Columbia Street
New Westminster, British Columbia V3M 1A7

Tel: (604) 521-8300 Fax: (604) 521-8322

NEWS RELEASE

ALDA receives US Patent No. 7,560,422 for T36®

JULY 14, 2009 - VANCOUVER, BC - ALDA PHARMACEUTICALS CORP. (APH:TSX-V, "ALDA") is pleased to announce that the United States Patent and Trademark Office ("USPTO") has issued U.S. Patent Number 7,560,422 today. The patent is a continuation of US Patent Number 7,338,927 that was issued on March 4, 2008 and provides further protection for ALDA's T 36® formulation until August 20, 2022. The new patent includes claims to additional aspects of the T 36® formulation, including the use of T36® as a component of a personal lubricant, in a method of preventing or reducing the transmission of a sexually transmitted diseases including Herpes, Chlamydia and HIV and for use in sanitizers and cleansers in creams, ointments and wipes.

Dr. Terrance Owen, President & CEO, states, "Issuance of this new US patent is an important step for ALDA because it provides protection for T 36® for certain therapeutic uses. This ties in well with our strategy of registering T 36® for therapeutic applications and provides a complement to the new PCT application which is in progress and covers more broad ranging therapeutic applications.”

About ALDA Pharmaceuticals Corp.

ALDA is focused on the development of infection-control therapeutics derived from its patented T 36® technology. The company trades on the TSX Venture Exchange under the symbol APH and on the OTCBB under the symbol APCSF.

Terrance G. Owen, Ph.D., MBA

President & CEO
ALDA Pharmaceuticals Corp.

www.aldacor p.com

Distribution & Sales Contact
Diane Mann

(604)  657-0369

diane_mann@aldacorp.com

Retail Sales

Eastern Esthetics (ON, QU, NB, NS, PE, NL)            902-450-2161

LCN Canada – West (MB, SK, AB, BC, NW, YK)   780-462-2580

Investor Relations Contact

Scott Young

604-288-7222

syoung@freeformcom.com

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this news release.

Cautionary Note Regarding Forward-looking Statements: Information in this press release that involves ALDA’s expectations, plans, intentions or strategies regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. ALDA generally uses words such as “outlook,” “will,” “could,” “would,” “might,” “remains,” “to be,” “plans,” “believes,” “may,” “expects,” “intends,” “anticipates,” “estimate,” “future,” “plan,” “positioned,” “potential,” “project,” “remain,” “scheduled,” “set to,” “subject to,” “upcoming,” and similar expressions to help identify forward-looking statements. The forward-looking statements in this release are based upon information available to ALDA as of the date of this release, and ALDA assumes no obligation to update any such forward-looking statements. Forward-looking statements believed to be true when made may ultimately prove to be incorrect. These statements are not guarantees of the future performance of ALDA and are subject to risks, uncertainties and other factors, some of which are beyond its control and may cause actual results to differ materially from current expectations.